PRINCIPAL FUNDS, INC.
AMENDED & RESTATED SUB-ADVISORY AGREEMENT
SMALLCAP GROWTH FUND I


AGREEMENT executed as of the April 25, 2014, by and between PRINCIPAL MANAGEMENT CORPORATION, an Iowa Corporation
(hereinafter called "the Manager") and EMERALD ADVISORS, INC.
("Emerald") (hereinafter called "the Sub-Advisor").

W I T N E S S E T H:

WHEREAS, the Manager is the manager and investment adviser to Principal Funds, Inc., (the "Fund"), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Manager desires to retain the Sub-Advisor to furnish it with portfolio selection and related research and statistical services in
connection with the investment advisory services for the   SmallCap
Growth Fund II of the Fund (hereinafter called the "Series"), which the Manager has agreed to provide to the Fund, and the Sub-Advisor desires to furnish such services; and

WHEREAS, the Manager has furnished the Sub-Advisor with copies properly certified or authenticated of each of the following and will promptly provide the Sub-Advisor with copies properly certified or authenticated of any amendment or supplement thereto:

 	(a)	Management Agreement (the "Management Agreement")
between the Manager and the Fund;

 	(b)	The Fund's registration statement as filed with the Securities and
Exchange Commission (the "Registration Statement");

 	(c)	The Fund's Articles of Incorporation and By-laws;

(d)	Policies, procedures or instructions adopted or approved by the
Board of Directors of the Fund relating to obligations and services provided by the Sub-Advisor.

NOW, THEREFORE, in consideration of the promises and the terms and conditions hereinafter set forth, the parties agree as follows:

1.	Appointment of Sub-Advisor

In accordance with and subject to the Management Agreement, the Manager hereby appoints the Sub-Advisor to perform the services described in Section 2 below for investment and reinvestment of the securities and other assets of the Series, subject to the control and direction of the Fund's Board of Directors, for the period and on the terms hereinafter set forth. The Sub-Advisor accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation herein provided. The Sub-Advisor shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Fund or the Manager in any way or otherwise be deemed an agent of the Fund or the Manager.

2.	Obligations of and Services to be Provided by the Sub-Advisor

(a)	Provide investment advisory services, including but not
limited to research, advice and supervision, for the Series.

(b)	Furnish to the Board of Directors of the Fund (or any
appropriate committee of such Board), and revise from time to time as conditions require, a recommended investment program for the portfolio of the Series consistent with the Series' investment objective and policies as set forth in the Registration Statement, as may be amended from time to time.

c)	Implement such of its recommended investment program as
the Board of Directors (or any appropriate committee of the Board) shall approve, by placing orders for the purchase and sale of securities, subject always to the provisions of the Fund's Articles of Incorporation and Bylaws and the requirements of the 1940 Act, as each of the same shall be from time to time in effect.

(d)	Advise and assist the officers of the Fund, as reasonably
requested by the officers, in taking such steps as are necessary or appropriate to carry out the decisions of its Board of Directors, and any appropriate committees of such Board, regarding the general conduct of the investment business of the Series.

(e)	Report to the Board of Directors of the Fund at such times
and in such detail as the Board of Directors may deem appropriate in order to enable it to determine that the investment policies, procedures and approved investment program of the Series are being observed.

(f)	Upon reasonable request, provide assistance and
recommendations for the determination of the fair value of certain securities when market quotations are not readily available for purposes of calculating net asset value in accordance with procedures and methods established by the Fund's Board of Directors.

(g)	Furnish, at its own expense, (i) all necessary investment and management facilities, including salaries of clerical and other personnel required for it to execute its duties faithfully, and
(ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment advisory affairs of the Series. Except for expenses specifically assumed or agreed to be paid by the Sub-Advisor under this Agreement, the Sub-Advisor shall not be liable for any expenses of the Manager, the Fund or the Series including, without limitation, (i) interest and taxes, (ii) brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments with respect to the Series, and (iii) custodian fees and expenses.

(h)	Open accounts with broker-dealers and future commission
merchants ("broker-dealers"), select brokers and dealers to effect all transactions for the Series (which may include brokers or dealers affiliated with the Sub-Advisor, provided such transactions comply with applicable requirements under the 1940 Act), place all necessary orders with brokers, dealers, or issuers, and negotiate brokerage commissions, if applicable. To the extent consistent with applicable law, purchase or sell orders for the Series may be aggregated with contemporaneous purchase or sell orders of other clients of the Sub-Advisor. In such event, allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Sub-Advisor in a manner the Sub-Advisor considers to be equitable and consistent with its fiduciary obligations to the Series and to other clients. The Sub-Advisor shall use its best efforts to obtain execution of transactions for the Fund at prices that are advantageous to the Fund and at commission rates that are reasonable in relation to the benefits received. In doing so, the Sub-Advisor may select brokers or dealers on the basis that they also provide brokerage, research or other services or products to the Sub-Advisor. To the extent consistent with applicable law, the Sub-Advisor may pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission or dealer spread another broker or dealer would have charged for effecting that transaction if the Sub-Advisor determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research products and/or services provided by such broker or dealer. This determination, with respect to brokerage and research products and/or services, may be viewed in terms of either that particular transaction or the overall responsibilities which the Sub-Advisor and its affiliates have with respect to the Series as well as to accounts over which they exercise investment discretion. Not all such services or products need be used by the Sub-Advisor in managing the Series. In addition, joint repurchase or other accounts may not be utilized by the Series except to the extent permitted under any exemptive order obtained by the Sub-Advisor and provided that all conditions of such order are complied with.

(i)	Maintain all accounts, books and records with respect to the
Series as are required of an investment adviser of a registered investment company pursuant to the 1940 Act and Investment Advisers Act of 1940, as amended, (the
"Investment Advisers Act"), and the rules thereunder, and furnish the Fund and the Manager with such periodic and special reports as the Fund or Manager may reasonably request. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Advisor hereby agrees that all records that it maintains for the Series are the property of the Fund and it will surrender promptly to the Fund any records that it maintains for the Series upon request by the Fund or the Manager provided, however, that the Sub-Advisor may retain a copy of such records. The Sub-Advisor has no responsibility for the maintenance of Fund records except insofar as is directly related to the services provided to the Series.

(j)	Observe and comply with Rule 17j-1 under the 1940 Act
and the Sub-Advisor's Code of Ethics adopted pursuant to that Rule as the same may be amended from time to time.
The Manager acknowledges receipt of a copy of Sub-
Advisor's current Code of Ethics. The Sub-Advisor shall promptly forward to the Manager a copy of any material amendments to the Sub-Advisor's Code of Ethics.

(k)	From time to time as the Manager or the Fund may
reasonably request, furnish the requesting party reports on portfolio transactions and reports on investments held by the Series, all in such detail as the Manager or the Fund may reasonably request. The Sub-Advisor will make available its officers and employees to meet with the Fund's Board of Directors at reasonable times at the Fund's principal place of business upon reasonable notice to review the investments of the Series.

(l)	Provide such information as may be required for the Fund
or the Manager to comply with their respective obligations under applicable laws, including, without limitation, the Internal Revenue Code of 1986, as amended (the "Code"), the 1940 Act, the Investment Advisers Act, the Securities
Act of 1933, as amended (the "Securities Act"), and any state securities laws, and any rule or regulation thereunder.

(m)	Maintain, in connection with the Sub-Advisor's investment
advisory services obligations provided hereunder, compliance with the 1940 Act and the regulations adopted by the Securities and Exchange Commission thereunder and each Series' investment strategies and restrictions as stated in the Series' current prospectus and statement of additional information.

(n)	Provide to the Manager a copy of its Form ADV as filed with
the Securities and Exchange Commission, as amended from time to time, and a list of the persons whom the Sub-
Advisor wishes to have authorized to give written and/or oral instructions to custodians of assets of the Series.

    3.	Prohibited Conduct

In providing the services described in this agreement, the Sub-Advisor will not consult with any other investment advisory firm that provides investment sub-advisory services to the Fund or a fund that is under common control with the Fund regarding transactions for the Fund in the securities or other assets allocated to the Sub-Advisor pursuant to this Agreement, except as permitted by Rule 12d-3-1 under the 1940 Act.

    4.	Compensation

As full compensation for all services rendered and obligations assumed by the Sub-Advisor hereunder with respect to the Series, the Manager shall pay the compensation specified in Appendix A to this Agreement. Although the Manager may from time to time waive the compensation it is entitled to receive from the Series, such waiver will have no effect on the Manager's obligation to pay the Sub-Advisor the compensation provided for herein.



5.	Liability of Sub-Advisor

Neither the Sub-Advisor nor any of its directors, officers or employees shall be liable to the Manager, the Fund, the Series or any shareholder of the Fund for any loss suffered by the Manager, the Fund, the Series or any shareholder of the Fund resulting from any error of judgment made in the good faith exercise of the Sub-Advisor's investment discretion in connection with selecting investments for the Series except for losses resulting from willful misfeasance, bad faith or gross negligence of, or from reckless disregard of, the duties of the Sub-Advisor or any of its directors, officers or employees. The Manager shall hold harmless and indemnify the Sub-Advisor for any loss, liability, cost, damage or expense (including reasonable attorneys fees and costs) arising from any claim or demand by any past or present shareholder of the Series or the Fund that is not based upon the obligations of the Sub-Advisor with respect to the Series under this Agreement. The Manager acknowledges and agrees that the Sub-Advisor makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Series or that the Series will perform comparably with any standard or index, including other clients of the Sub-Advisor, whether public or private.

    6.	Supplemental Arrangements

The Sub-Advisor may enter into arrangements with other persons affiliated with the Sub-Advisor for the provision of certain personnel and facilities to the Sub-Advisor to better enable it to fulfill its obligations under this Agreement.

    7.	Regulation

The Sub-Advisor shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body may request or require pursuant to applicable laws and regulations.

    8.	Manager's Representations

The Manager represents and warrants that (i) it is registered as an investment adviser under the Investment Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) it is not prohibited by the 1940 Act or the Investment Advisers Act from performing the services contemplated by this Agreement; (iii) it has met, and will continue to meet for so long as this Agreement remains in effect, any applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) it has the authority to enter into and perform the services contemplated by this Agreement, and (v) it will immediately notify the Sub-Advisor of the occurrence of any event that would disqualify the Manager from serving as an investment advisor of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

    9.	Duration and Termination of This Agreement

This Agreement shall become effective as of the date of execution and, unless otherwise terminated, shall continue in effect thereafter from year to year provided that the continuance is specifically approved at least annually either by the Board of Directors of the Fund or by a vote of a majority of the outstanding voting securities of the Series and in either event by a vote of a majority of the directors of the Fund who are not interested persons of the Manager, Principal Life Insurance Company, the Sub-Advisor or the Fund cast in person at a meeting called for the purpose of voting on such approval.

If the shareholders of the Account fail to approve the Agreement or any continuance of the Agreement in accordance with the requirements of the 1940 Act, the Sub-Advisor will continue to act as Sub-Advisor with respect to the Account pending the required approval of the Agreement or its continuance or of any contract with the Sub-Advisor or a different manager or sub-advisor or other definitive action; provided, that the compensation received by the Sub-Advisor in respect to the Account during such period is in compliance with Rule 15a-4 under the 1940 Act.

This Agreement may, on sixty days written notice, be terminated at any time without the payment of any penalty, by the Board of Directors of the Fund, the Sub-Advisor or the Manager or by vote of a majority of the outstanding voting securities of the Series. This Agreement shall automatically terminate in the event of its assignment or upon termination of the Management Agreement.
In interpreting the provisions of this Section 9, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of "interested person," "assignment" and "voting security") shall be applied.

10.	Indemnification

(a)	The Sub-Advisor agrees to indemnify and hold harmless
the Manager, any affiliated person within the meaning of
Section 2(a)(3) of the 1940 Act ("affiliated person") of the Manager and each person, if any who, within the meaning of Section 15 of the Securities Act controls ("controlling persons") the Manager, against any and all losses, claims, damages, liabilities or litigation, including reasonable legal expenses (collectively "Losses") to which the Manager or such affiliated person or controlling person of the Manager
may become subject under the Securities Act, the 1940 Act,
the Investment Advisers Act, under any other statute, law,
rule or regulation at common law or otherwise, arising out of the Sub-Advisor's responsibilities hereunder (1) to the extent of and as a result of the willful misconduct, bad faith, or gross negligence by the Sub-Advisor, any of the Sub-Advisor's employees or representatives or any affiliate of or any person acting on behalf of the Sub-Advisor; or (2) as a result of any untrue statement of a material fact contained in the Registration Statement, including any amendment
thereof or any supplement thereto, or the omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, if such a statement or omission was made in reliance upon
and in conformity with written information furnished by the Sub-Advisor to the Manager specifically for use therein; provided, however, that in no case is the Sub-Advisor's indemnity in favor of the Manager or any affiliated person or controlling person of the Manager deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misconduct, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.
(b)	The Manager agrees to indemnify and hold harmless the
Sub-Advisor, any affiliated person and any controlling person of the Sub-Advisor, if any, against any and all Losses to which the Sub-Advisor or such affiliated person or controlling person of the Sub-Advisor may become subject under the Securities Act, the 1940 Act, the Investment Advisers Act, under any other statute, law, rule or regulation, at common law or otherwise, arising out of the Manager's responsibilities as investment manager of the Fund (1) to the extent of and as a result of the willful misconduct, bad faith, or gross negligence by the Manager, any of the Manager's employees or representatives or any affiliate of or any person acting on behalf of the Manager, or
(2) as a result of any untrue statement of a material fact contained in the Registration Statement, including any amendment thereof or any supplement thereto, or the omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading; provided, however, that in no case is the Manager's indemnity in favor of the Sub-Advisor or any affiliated person or controlling person of the Sub-Advisor deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misconduct, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement. It is agreed that the Manager's indemnification obligations under this Section will extend to expenses and costs (including reasonable attorneys fees) incurred by the Sub-Advisor as a result of any litigation brought by the Manager alleging the Sub-Advisor's failure to perform its obligations and duties in the manner required under this Agreement unless judgment is rendered for the Manager.







    11.	Amendment of this Agreement

This Agreement may be amended at any time by mutual consent of the parties, provided that, if required by law, such amendment shall also have been approved by vote of the holders of a majority of the outstanding voting securities of the Series and by vote of a majority of the Directors of the Fund who are not interested persons of the Manager, the Sub-Advisor, Principal
Life Insurance Company or the Fund cast in person at a meeting called for the purpose of voting on such approval.

    12.	General Provisions

(a)	Each party agrees to perform such further acts and execute
such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Iowa. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(b)	Any notice under this Agreement shall be in writing,
addressed and delivered or mailed postage pre-paid to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of the Manager for this purpose shall be the Principal Financial Group, Des Moines, Iowa 50392-0200, and the address of the Sub-Advisor shall be 1703 Oregon Pike, P.O. Box
10666, Lancaster, PA 17605-0666.

(c)	Each party will promptly notify the other in writing of the
occurrence of any of the following events:

(1)	the party fails to be registered as an investment adviser
under the Investment Advisers Act or under the laws of any jurisdiction in which the party is required to be registered as an investment adviser in order to perform its obligations under this Agreement.

(2)	the party is served or otherwise receives notice of any
action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Series.

(d)	The Manager shall provide (or cause the Account custodian
to provide) timely information to the Sub-Advisor regarding such matters as the composition of the assets of the Account, cash requirements and cash available for investment in the Account, any applicable investment restrictions imposed by state insurance laws and regulations, and all other reasonable information as may be necessary for the Sub-Advisor to perform its duties and responsibilities hereunder.

(e)	The Manager will provide Sub-Advisor promptly with any
changes to the Fund's Articles of Incorporation, By-laws, registration statement, policies, procedures, instructions, and any other document relevant to the Sub-Advisor's management of the Account. The parties agree that the Sub-Advisor is not responsible for compliance with any such changes until notified and provided with a written copy of such change.

	(f)   The Sub-Advisor acknowledges that the Series is relying on
the exclusion from the definition of            "commodity pool
operator" under Section 4.5 of the General Regulations under
the Commodity            Exchange Act ("Rule 4.5"). The Sub-
Advisor will not exceed the de minimis trading limits set forth in Rule 4.5(c)(2)(iii)(B) unless otherwise agreed to in writing.


(g) The Sub-Advisor agrees that neither it nor any of its affiliates will in any way refer directly or indirectly to its relationship with the Fund, the Series, or the Manager or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the Manager.

(h)	This Agreement contains the entire understanding
and agreement of the parties.

    IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

              	PRINCIPAL
MANAGEMENT CORPORATION


               	By
_________________________________________



               	EMERALD
ADVISORS, INC.


               	By
_________________________________________



APPENDIX A


    The Sub-Advisor shall serve as investment sub-advisor for the Series. With respect to the Series, the Manager will pay the Sub-Advisor, as full compensation for all services provided under this Agreement, a fee computed at an annual rate as follows (the
"Sub-Advisor Percentage Fee"):

SmallCap Growth Fund I

				Net Asset Value of Fund	Sub-Advisor
Percentage Fee

				First $200 million
0.50%
				Over $200 million
0.45%


    In calculating the fee for the Series, assets of any unregistered separate account of Principal Life Insurance Company and any investment company sponsored by Principal Life Insurance Company to which the Sub-Advisor provides investment advisory services and which have the same investment mandate as the Series, will be combined (together, the "Aggregated Assets"). The fee charged for the assets in the Series shall be determined by calculating a fee on the value of the Aggregated Assets and multiplying the aggregate fee by a fraction, the numerator of which is the amount of assets in the Series and the denominator of which is the amount of the Aggregated Assets.

The Sub-Advisor Percentage Fee shall be accrued for each calendar day and the sum of the daily fee accruals shall be paid monthly to the Sub-Advisor. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the applicable annual rate described above and multiplying this product by the net assets of the Series as determined in accordance with the Fund's prospectus and statement of additional information as of the close of business on the previous business day on which the Series was open for business. Cash and cash equivalents shall be included in the Series net assets calculation up to a maximum of 1.00% of the Series net assets. If the Manager requests the Sub-Advisor to raise cash in the Series portfolio in excess of 1.00% of the Series net assets for the purpose of funding redemptions from the Series, such amount requested shall be included in the Series net assets calculation.



EA - 1